FORM OF
THE GLENMEDE FUND, INC.
ARTICLES SUPPLEMENTARY
     THE GLENMEDE FUND, INC., a Maryland corporation (“Glenmede Fund”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: In accordance with the requirements of Section 2-208 of the Maryland General Corporation Law and pursuant to the authority expressly given to the Board of Directors in Article Fifth of Glenmede Fund’s Articles of Amendment and Restatement (as amended and supplemented, the “Charter”), the Board of Directors of Glenmede Fund, by resolutions duly adopted at a meeting duly convened on December 15, 2010, has reclassified authorized but unissued shares of common stock, with a par value of one-tenth of one cent ($.001) per share (the “Common Stock”), of Glenmede Fund as follows:
     1. Forty Million (40,000,000) of Glenmede Fund’s authorized but unissued shares of the International Portfolio are hereby reclassified as follows:

Name of Class	Shares Allocated

Philadelphia International Emerging Markets Fund
Class I	10,000,000
Class IV	10,000,000
Philadelphia International Small Cap Fund
Class I	10,000,000
Class IV	10,000,000
     2. All consideration received by Glenmede Fund for the issue or sale of: (a) all shares of the Philadelphia International Emerging Markets Fund — Class I and of the Philadelphia International Emerging Markets Fund — Class IV, irrespective of series/class designation (collectively, the “International Emerging Markets Fund”), and (b) all shares of the Philadelphia International Small Cap Fund — Class I and of the Philadelphia International Small Cap Fund — Class IV irrespective of series/class designation (collectively, the “International Small Cap Fund”), (the International Emerging Markets Fund and the International Small Cap Fund, each a “Share Group”), shall be invested and reinvested with the consideration received by Glenmede Fund for the issue and sale of all other shares of that Share Group, together with all income, earnings, profits and proceeds thereof, including: (i) any proceeds derived from the sale, exchange or liquidation thereof, (ii) any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, and (iii) any general assets of Glenmede Fund allocated to shares of that Share Group by the Board of Directors in accordance with the Charter and applicable provisions of law. Each share of that Share Group shall share on the basis of relative net asset values with such other shares of that Share Group in such consideration and other assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any assets derived from any reinvestment of such proceeds in whatever form.
     3. Each share of a Share Group shall be charged on the basis of relative net asset values with each other share now or hereafter designated as a share of said Share Group with the expenses and liabilities of Glenmede Fund in respect of all shares of that Share Group and in respect of any general expenses and liabilities of Glenmede Fund allocated by the Board of Directors to that Share Group, except that:
     (a) shares of each class and/or series (each a “Class” irrespective of whether designated as such) of a Share Group shall bear the expenses and liabilities relating to any plans, agreements or arrangements entered into by or on behalf of Glenmede Fund pursuant to which an organization or other person agrees to provide services with respect to such Class but not with respect to another Class of that Share Group (“Other Class”), as well as any other expenses and liabilities directly attributable to such Class which the Board of Directors determines should be borne solely by such Class; and
     (b) shares of a Class of a Share Group shall not bear the expenses and liabilities relating to any plans, agreements or arrangements entered into by or on behalf of Glenmede Fund pursuant to which an organization or other person agrees to provide services with respect to an Other Class, but not with respect to such Class of that Share Group as well as any other expenses and liabilities directly attributable to shares of that Share Group which the Board of Directors determines should be borne solely by such Other Class.
     4. Pursuant to Article Fifth of the Charter and except as otherwise provided in these terms of the International Emerging Markets Fund and the International Small Cap Fund, each share of a Share Group shall have all the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of Common Stock as set forth in the Charter and shall also have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as each other share now or hereafter designated as a share of that Share Group, except that:
(i) on any matter that pertains to the plans, agreements, arrangements, expenses and liabilities described in clauses (a) and (b) of paragraph 3 above (or to any plan or other document adopted by Glenmede Fund relating to said plans, agreements, arrangements, expenses and liabilities) or that otherwise only affects the particular Class and is submitted to a vote of shareholders of Glenmede Fund, only shares of the Class affected shall be entitled to vote, except that: (x) if said matter affects shares of an Other Class, such other affected shares shall also be entitled to vote, and in such case the shares shall be voted in the aggregate together with such other affected shares and not by Class except where otherwise required by law or permitted by the Board of Directors; and (y) if said matter or any other matters submitted to a vote of shareholders does not affect shares of a Class, said shares shall not be entitled to vote (except where otherwise required by law or permitted by the Board of Directors) even though the matter is submitted to a vote of the holders of shares of Common Stock other than the shares of that Class.
(ii) To the full extent permitted by applicable law, Glenmede Fund may, without the vote of the shares of any class of capital stock of Glenmede Fund then outstanding and if so determined by the Board of Directors:
(A) (1) sell and convey the assets belonging to each Class of a Share Group to another trust or corporation that is a management investment company (as defined in the Investment Company Act of 1940, as amended) and is organized under the laws of any state of the United States for consideration, which may include the assumption of all outstanding obligations, taxes and other liabilities, accrued or contingent, belonging to such Class and which may include securities issued by such trust or corporation. Following such sale and conveyance, and after making provision for the payment of any liabilities belonging to such Class that are not assumed by the purchaser of the assets belonging to such Class, the Glenmede Fund may, at its option, redeem all outstanding shares of such Class at the net asset value thereof as determined by the Board of Directors in accordance with the provisions of applicable law, less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Directors. Notwithstanding any other provision of the Charter of the Glenmede Fund to the contrary, the redemption price may be paid in any combination of cash or other assets belonging to such Class, including but not limited to the distribution of the securities or other consideration received by the Glenmede Fund for the assets belonging to such Class upon such conditions as the Board of Directors deems, in its sole discretion, to be appropriate and consistent with applicable law and the Charter of the Glenmede Fund;
     (2) sell and convert the assets belonging to a Class of a Share Group into money and, after making provision for the payment of all obligations, taxes and other liabilities, accrued or contingent, belonging to such Class, the Glenmede Fund may, at its option, redeem all outstanding shares of such Class at the net asset value thereof as determined by the Board of Directors in accordance with the provisions of applicable law, less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Directors upon such conditions as the Board of Directors deems, in its sole discretion, to be appropriate and consistent with applicable law and the Charter of the Glenmede Fund; or
     (3) combine the assets belonging to a Class of a Share Group with the assets belonging to any one or more other classes of capital stock of the Glenmede Fund if the Board of Directors reasonably determines that such combination will not have a material adverse effect on the stockholders of any class of capital stock of the Glenmede Fund participating in such combination. In connection with any such combination of assets, the shares of the Class then outstanding may, if so determined by the Board of Directors, be converted into shares of any other class or classes of capital stock of the Glenmede Fund with respect to which conversion is permitted by applicable law, or may be redeemed, at the option of the Glenmede Fund, at the net asset value thereof as determined by the Board of Directors in accordance with the provisions of applicable law, less such redemption fee or other charge, or conversion cost, if any, as may be fixed by resolution of the Board of Directors upon such conditions as the Board of Directors deems, in its sole discretion, to be appropriate and consistent with applicable law and the Charter of the Glenmede Fund. Notwithstanding any other provision of these Articles Supplementary or the Articles of Incorporation to the contrary, any redemption price, or part thereof, paid pursuant to this section may be paid in shares of any other existing or future class or classes of capital stock of the Glenmede Fund; and
(B) without limiting the foregoing, at its option, redeem shares of a Class of a Share Group for any other reason if the Board of Directors has determined that it is in the best interest of the Glenmede Fund to do so. Any such redemption shall be at the net asset value of such shares of such Class being redeemed less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Directors and shall be made and effective upon such terms and in accordance with procedures approved by the Board of Directors at such time.
     SECOND: The shares of Common Stock reclassified pursuant to Article FIRST of these Articles Supplementary have been reclassified by Glenmede Fund’s Board of Directors under the authority contained in the Charter.
     THIRD: These Articles Supplementary do not increase or decrease the authorized number of shares of Glenmede Fund or the aggregate par value thereof. The total number of shares of stock which Glenmede Fund is presently authorized to issue remains Three Billion Five Hundred Million (3,500,000,000) shares (of the par value of one-tenth of one cent ($.001) each) and of the aggregate par value of Three Million Five Hundred Thousand Dollars ($3,500,000) of Common Stock classified as follows:

Number of Shares of
Name of Class	Common Stock Allocated

Core Fixed Income Portfolio	60,000,000
Government Cash Portfolio	1,390,000,000
International Portfolio	75,000,000
Large Cap Growth Portfolio	20,000,000
Large Cap 100 Portfolio	20,000,000
Large Cap Value Portfolio	75,000,000
Long/Short Portfolio	20,000,000
Philadelphia International Emerging Markets Fund
Class I	10,000,000
Class IV	10,000,000
Philadelphia International Fund — Institutional Shares	70,000,000
Philadelphia International Small Cap Fund
Class I	10,000,000
Class IV	10,000,000
Secured Options Portfolio	20,000,000
Small Cap Equity Portfolio —
Advisor Shares	100,000,000
Institutional Shares	35,000,000
Strategic Equity Portfolio	75,000,000
Tax-Exempt Cash Portfolio	1,390,000,000
Total Market Portfolio	20,000,000
U.S. Emerging Growth Portfolio	75,000,000
Unclassified	15,000,000

Total	3,500,000,000

     IN WITNESS WHEREOF, Glenmede Fund, has caused these Articles Supplementary to be signed in its name and on its behalf as of this 15th day of December, 2010.

ATTEST:		THE GLENMEDE FUND, INC.

By:		By:
	Michael P. Malloy		Mary Ann B. Wirts
	Secretary		President

     THE UNDERSIGNED, President of Glenmede Fund, who executed on behalf of said Glenmede Fund the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Glenmede Fund, the foregoing Articles Supplementary to the Charter to be the corporate act of Glenmede Fund and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties for perjury.

Mary Ann B. Wirts
President